                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Under Rule 14a-12
                                 PULITZER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                      N/A
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 PULITZER INC.
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000

                                                                  April 10, 2000

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Wednesday, May 17, 2000, at the St. Louis Art Museum Auditorium, Forest Park, St. Louis, Missouri 63110.

     Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for (i) the election of the three persons nominated as Class B directors of the Company to three-year terms expiring in 2003, (ii) the proposal to approve an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan and (iii) the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2000 fiscal year.

     At the meeting, the Board of Directors will report on the Company's affairs, and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and return the enclosed proxy in the enclosed envelope or that you register your vote by telephone or on the Internet by following the instructions on your proxy card at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ Michael E. Pulitzer
                                          MICHAEL E. PULITZER
                                          Chairman of the Board

                                        /s/ Robert C. Woodworth
                                          Robert C. Woodworth
                                          President and Chief Executive Officer

                                 PULITZER INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ------------------

                                                             St. Louis, Missouri
                                                                  April 10, 2000

     The Annual Meeting of Stockholders of Pulitzer Inc. will be held at the St. Louis Art Museum Auditorium, Forest Park, St. Louis, Missouri 63110 on Wednesday, May 17, 2000, at 10:00 A.M., Central Daylight Time, for the following purposes:

          1. To elect three Class B directors to three-year terms expiring in 2003.

          2. To consider and vote upon a proposal to approve an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan.

          3. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2000 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 31, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of these stockholders will be available for inspection ten days prior to the annual meeting at the Company's executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

     Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope or register their vote by telephone or on the Internet by following the instructions on the proxy card. No postage is required if the proxy card is mailed in the United States.

                                          JAMES V. MALONEY
                                          Secretary

                                 PULITZER INC.
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the "Common Stock"), and Class B common stock, $.01 par value per share (the "Class B Common Stock"), of Pulitzer Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 17, 2000, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

     Proxies for use at the meeting were first mailed to stockholders on or about April 10, 2000, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or facsimile by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed, or you may vote your shares by telephone or on the Internet by following the instructions on your proxy card (except under the limited circumstances in which telephonic or Internet voting is not available). Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, by voting in person at the meeting, by changing their vote on the Internet or by using the telephone voting procedures. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no selections are made, the proxies will be voted for the election of the three persons nominated as Class B directors of the Company, for a proposal to approve an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2000 fiscal year.

     The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors and the affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the approval of the proposal to amend the Pulitzer Inc. 1999 Employee Stock Purchase Plan, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold authority to vote for any one or more nominees. Abstentions from the vote regarding a proposal to approve an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan, the vote to consider ratification of the appointment of Deloitte & Touche LLP or the approval of such other matters as may properly come before the meeting or any adjournment thereof are treated as votes against each proposal. Broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and, therefore, as shares not entitled to vote on the matter as to which there is a broker non-vote.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. The Company had outstanding on March 31, 2000, 8,005,931 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 14,117,306 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. As of March 31, 2000, 13,381,196 shares of Class B Common Stock are held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the three persons nominated as Class B directors, for the proposal to approve an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2000 fiscal year. See "Principal Stockholders -- Voting Trust."

GENERAL

     The Company was capitalized on March 18, 1999 with approximately $550 million in cash and all the other assets of Pulitzer Publishing Company ("PPC") (other than broadcasting assets) as a result of the Spin-off (as defined below) and is operating the newspaper publishing and related "new media" businesses formerly operated by PPC. The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC.

     On March 18, 1999, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among PPC, the Company and Hearst-Argyle Television, Inc. ("Hearst-Argyle"), Hearst-Argyle acquired, through a merger transaction (the "Merger"), PPC's television and radio broadcasting operations in exchange for the issuance to PPC's stockholders of 37,096,774 shares of Hearst-Argyle's Series A common stock. Prior to the Merger, PPC's newspaper publishing and related new media businesses were contributed to the Company in a tax-free "spin-off" to PPC stockholders (the "Spin-off"). The Merger and Spin-off are collectively referred to as the "Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock as of March 31, 2000, (i) by each director of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock, (iii) by the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) by all directors and officers of the Company as a group.

                                                                    CLASS B
                                           COMMON STOCK           COMMON STOCK       PERCENT OF AGGREGATE
                                        -------------------   --------------------       VOTING POWER
       DIRECTORS, OFFICERS AND           NUMBER                 NUMBER               OF COMMON STOCK AND
          5% STOCKHOLDERS +             OF SHARES   PERCENT   OF SHARES    PERCENT   CLASS B COMMON STOCK
       -----------------------          ---------   -------   ----------   -------   --------------------
Trustees of Pulitzer Inc. Voting
  Trust(1)............................         --      --     13,381,196    94.8%            89.7%
Emily Rauh Pulitzer(2)(3).............         --      --      6,310,932    44.7%            42.3%
Michael E. Pulitzer(2)(4)(5)..........     46,600      --      3,338,991    23.7%            22.4%
David E. Moore(2)(6)..................      1,695      --      3,665,652    26.1%            24.7%
James M. Snowden, Jr.(7)..............      6,666       *             --      --               **
William Bush(8).......................      3,000      --             --      --               --
Alice B. Hayes(8).....................      3,000      --             --      --               --
Ronald H. Ridgway(2) (9)..............     47,731       *             --      --               **
Ken J. Elkins(7)......................     21,029       *             --      --               **
Robert C. Woodworth(2) (10)...........     46,600      --             --      --               **
Mark G. Contreras(11).................      9,100      --             --      --               **
Terrance C.Z. Egger(12)...............     13,294       *             --      --               **
Gabelli Asset Management, Inc.(13)
One Corporate Center
Rye, New York 10580-1434..............  1,885,304    23.5%            --      --               **
Lazard Freres & Co. LLC(14)
30 Rockefeller Plaza
New York, New York 10020..............    575,600     7.2%            --      --               **
All directors and officers as a group
  (13 persons)(2)(15).................    204,493       *     13,335,575    94.5%            89.5%

---------------

  + Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

  *  Represents less than 1% of the outstanding Common Stock.

 ** Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.

(1)  The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael
     E. Pulitzer, Emily Rauh Pulitzer, Ronald H. Ridgway and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, MO 63101.

(2) Excludes shares that may be deemed to be beneficially owned solely as a trustee of the Pulitzer Inc. Voting Trust.

(3) Includes 5,940,293 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.

(4) Includes 3,254,146 shares held in trusts and 37,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 47,065 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.

(5) Includes 46,600 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(6) Includes 366 shares of Class B Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares. Also includes 516,442 shares held in trusts. These shares are beneficially owned by Mr. Moore.

(7) Includes 3,000 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(8) Represents shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(9) Includes 18,690 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(10) Represents shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(11) Includes 9,000 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

(12) Includes 5,934 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof and 6,020 shares of restricted stock granted under the 1999 Pulitzer Inc. Key Employees' Restricted Stock Purchase Plan, subject to a three-year vesting condition.

(13) This figure is based on information set forth in Amendment No. 13 to
     Schedule 13D, dated March 24, 2000, filed by Gabelli Asset Management, Inc. and certain entities affiliated with Gabelli Asset Management, Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 235,000 of such shares, (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 1,617,304 of such shares and the sole power to dispose, or direct the disposition of, 1,640,304 of such shares and (iii) Gemini Capital Management Ltd. has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 10,000 of such shares.

(14) This figure is based on information set forth in the Schedule 13G dated January 28, 2000, filed by Lazard Freres & Co. LLC with the Securities and Exchange Commission. The Schedule 13G states that Lazard Freres & Co. LLC has the sole power to vote, or direct the vote of, 534,600 of such shares, and the sole power to dispose, or direct the disposition of, 575,600 of such shares.

(15) Includes 143,275 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

VOTING TRUST

     Stockholders of the Company holding 13,381,196 shares of Class B Common Stock, representing approximately 89.7% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, have entered into an agreement providing for the creation of a voting trust (the "Voting Trust"). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     The current trustees of the Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Ronald H. Ridgway and Robert C. Woodworth (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on March 18, 2009.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Three Class B Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of William Bush, Michael E. Pulitzer and Ronald H. Ridgway, to serve until the 2003 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees now serves as a Class B Director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors.

                                                                             DATE OF                  TERM
                                                                           EMPLOYMENT     DIRECTOR   EXPIRES
      NAME, AGE AND CLASS              POSITIONS WITH THE COMPANY         BY COMPANY(1)   SINCE(1)     IN
      -------------------              --------------------------         -------------   --------   -------
NOMINEES FOR ELECTION AS
  CLASS B DIRECTORS
William Bush; 53...............  Director                                       --          1999      2000
Michael E. Pulitzer; 70(2).....  Director; Chairman of the Board              1999          1998      2000
Ronald H. Ridgway; 61..........  Director; Senior Vice President --           1999          1998      2000
                                   Finance
DIRECTORS CONTINUING IN OFFICE
  CLASS C DIRECTORS
Ken J. Elkins; 62..............  Director                                       --          1999      2001
Alice B. Hayes; 62.............  Director                                       --          1999      2001
David E. Moore; 76(2)..........  Director                                       --          1999      2001
  CLASS A DIRECTORS
Emily Rauh Pulitzer; 66(2).....  Director                                       --          1999      2002
James M. Snowden, Jr.; 56......  Director                                       --          1999      2002
Robert C. Woodworth; 52........  Director; President and Chief Executive      1999          1999      2002
                                   Officer
OTHER EXECUTIVE OFFICERS
Mark G. Contreras; 38..........  Vice President                               1999            --        --
Terrance C.Z. Egger; 42........  Vice President                               1999            --        --
James V. Maloney; 50...........  Secretary                                    1999            --        --

---------------
(1) Any service as a director of or employment by PPC is discussed individually in the biographies that follow this table.
(2) Michael E. Pulitzer and David E. Moore are cousins, and Michael E. Pulitzer is the brother-in-law of Emily Rauh Pulitzer.

     WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Bush served as a member of PPC's Board of Directors from 1997 until March 1999.

     MICHAEL E. PULITZER was elected Chairman of the Board of the Company in May 1998, and served as the Company's President and Chief Executive Officer from May 1998 through December 1998. Mr. Pulitzer was elected Chairman of the Board of PPC on June 11, 1993 and served as its President and Chief Executive Officer from April 1986 through March 18, 1999. Mr. Pulitzer served as Vice Chairman of the Board of PPC from April 1984 through March 1986 and as its President and Chief Operating Officer from April 1979 through March 1984. Mr. Pulitzer has entered into an employment and consulting agreement with the Company, which includes an agreement by the Company to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors. Mr. Pulitzer is a director of Hearst-Argyle Television, Inc. ("Hearst-Argyle").

     RONALD H. RIDGWAY has served as the Company's Senior Vice President -- Finance since May 1998 and served as PPC's Senior Vice President -- Finance from March 1986 through March 18, 1999. Prior to that, Mr. Ridgway served as PPC's Vice President -- Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986 and as Secretary and Assistant Treasurer from January 1978 through March 1979.

     KEN J. ELKINS served as PPC's Senior Vice President -- Broadcasting Operations from April 1986 through March 16, 1999 and prior thereto, from April 1984 through March 1986, served as PPC's Vice President -- Broadcast Operations. Mr. Elkins is a director of Commerce Bank of St. Louis and a director of Hearst-Argyle.

     ALICE B. HAYES has been President of the University of San Diego since July 1995. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago. Dr. Hayes is a director of Scripps Bank of La Jolla, California and a director of Jack in the Box Inc.

     DAVID E. MOORE, lifelong journalist, founded Harrison Independent (Westchester County, NY), Connecticut Business Journal in association with Westchester Business Journal, and International Business magazine. Mr. Moore has entered into a consulting agreement with the Company, pursuant to which the Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors.

     EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves certain St. Louis and national charitable, civic and arts organizations. Mrs. Pulitzer has entered into a consulting agreement with the Company, pursuant to which the Company has agreed to use its best efforts to cause Mrs. Pulitzer to be a member of its Board of Directors.

     JAMES M. SNOWDEN, JR. has been an Executive Vice President of Huntleigh Securities Corporation since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained, and intends to retain in the future, Huntleigh Securities Corporation as a financial advisor in connection with such financial matters as it deems appropriate.

     ROBERT C. WOODWORTH has served as the Company's President and Chief Executive Officer since January 1, 1999. Mr. Woodworth was a Vice
President -- Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC, most recently as Publisher of The Kansas City Star and Senior Vice President -- Metro Newspapers. Mr. Woodworth, who joined Capital Cities in 1973, previously served in various capacities at a number of Capital Cities properties, including Executive Vice President and General Manager of The Fort-Worth Star Telegram and Vice President -- Operations of The Belleville News-Democrat.

     MARK G. CONTRERAS has served as a Vice President of the Company and Senior Vice President of Pulitzer Community Newspapers, Inc., a wholly-owned subsidiary, since March 1999. Prior to joining the Company, Mr. Contreras worked for Knight-Ridder, Inc. as publisher and president of The Times Leader in Wilkes-Barre, Pennsylvania.

     TERRANCE C.Z. EGGER has served as a Vice President of the Company since February 1999 and served as a Vice President of PPC from March 1996 until March 1999. Mr. Egger has served as Publisher of the St. Louis Post-Dispatch (the "Post-Dispatch") since July 1999, and served as General Manager of the Post-Dispatch from March 1996 until November 1999. Prior to joining Pulitzer, Mr. Egger served as Vice President and Advertising Director for TNI Partners.

     JAMES V. MALONEY has served as Secretary of the Company since May 1998 and served as PPC's Secretary from January 1984 to March 18, 1999. Mr. Maloney was appointed Director of Shareholder Relations for the Company on May 18, 1999 and served as Director of Shareholder Relations for PPC from June 1987 until March 18, 1999.

     During 1999, the Board of Directors of the Company held nine meetings and acted three times by unanimous written consent. Each director attended more than seventy-five percent (75%) of the Board meetings held during the period he or she served as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 1999 fiscal year, the officers, directors and holders of more than 10% of the Company's Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements, except that each of Michael E. Pulitzer, Robert C. Woodworth, Ronald H. Ridgway, James V. Maloney, Jon H. Holt, Terrance C.Z. Egger, Mark G. Contreras and Cole
C. Campbell (a then Trustee under the Voting Trust) inadvertently did not file on a timely basis a report required by Section 16(a) relating to his receipt of an award on December 17, 1999 of stock options under the Pulitzer Inc. 1999 Stock Option Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Nominating Committee and Planning Committee.

     The Company's Audit Committee consists of the two directors who are determined to be independent directors under the corporate responsibility requirements for companies listed on the New York Stock Exchange. The Audit Committee, which met one time and acted one time by unanimous written consent during 1999, is responsible to the Board of Directors for overseeing and reviewing audit results and monitoring the effectiveness of internal audit functions. Alice B. Hayes and James M. Snowden, Jr. currently serve as members of this Committee.

     The Company's Compensation Committee consists of the directors who hold the positions of Chairman of the Board and President, and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fifth person, who, if such person is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee, which met four times during 1999, renders advice with respect to compensation matters, administers, among other things, the Annual Incentive Compensation Plan, the Pulitzer Inc. 1999 Stock Option Plan, the Pulitzer Inc. 1999 Key Employees' Restricted Stock Purchase Plan and the Pulitzer Inc. 1999 Employee Stock Purchase Plan. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David E. Moore, William Bush and James M. Snowden, Jr.

     The Company's Executive Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice President -- Finance and, in the discretion of the Board of Directors, a fourth person designated by resolution adopted by a majority of the whole Board of Directors, who, if he or she is not a director, shall be an advisory member. The Executive Committee, which did not meet during 1999, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. In addition to Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway, the other member of this Committee is David E. Moore.

     The Company's Finance Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice President -- Finance and, in the discretion of the Board of Directors, a fourth person, designated by resolution adopted by a majority of the whole Board of Directors, who, if such person is not a director, shall be an advisory member. This Committee, which met two times during 1999, may exercise, in general, the authority of the Board with respect to (i) approval or disapproval of contracts obligating the Company for more than $100,000 but not more than $750,000 or not more than $1,500,000 if the contract relates to any agency expenses to be shared equally with The Herald Company, Inc., (ii) designation of depositories for monies and other valuable effects of the Company and (iii) designation of signatories on all checks, demands for money or other similar accounts of the Company. Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway currently serve as members of this Committee.

     The Company's Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. This Committee, which acted one time by unanimous written consent during 1999, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee.

     In accordance with the Company's Restated Certificate of Incorporation, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholders' intent to make such nomination or nominations is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residence addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     The Company's Planning Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice President -- Finance and, in the discretion of the Board of Directors, up to seven additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if he or she is not a director, shall be an advisory member. This Committee may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. In addition to Michael E. Pulitzer, Robert
C. Woodworth and Ronald H. Ridgway, the other members of this Committee are William Bush, Ken J. Elkins, Alice B. Hayes, David E. Moore, Emily Rauh Pulitzer and James M. Snowden, Jr.

DIRECTOR COMPENSATION

     Compensation for non-employee directors of the Company is set at $10,000 per year. In addition, each non-employee director receives $1,000 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,500 travel allowance if he or she attends in person, and a per diem payment of $300 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

     Pursuant to the Pulitzer Inc. 1999 Stock Option Plan, options to purchase 3,000 shares of Common Stock, subject to adjustments for future capital changes, if any, have been and will automatically be granted thereunder to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the date following each Annual Meeting of Stockholders, commencing with the 1999 Annual Meeting of Stockholders. The exercise price per share will be equal to the fair market value per share of Common Stock on the date of grant. Unless sooner terminated pursuant to the terms of the Pulitzer Inc. 1999 Stock Option Plan, each option will expire ten years from the date of grant. In 1999 and presently, the non-employee directors eligible to participate in the Pulitzer Inc. 1999 Stock Option Plan are Dr. Hayes and Messrs. Bush, Elkins and Snowden.

     David E. Moore, a director and member of the Company's Compensation Committee, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mr. Moore provides, at the request of the Chairman of the Board of Directors, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid at an annual rate of $147,000 in 1999, and Mr. Moore will be paid at an annual rate of $156,000 in 2000. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

     Emily Rauh Pulitzer, a director, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mrs. Pulitzer provides, at the request of the Chairman of the Board of Directors, advice regarding the business operations of the Company and its subsidiaries, particularly their newspaper operations, and general advice regarding long-term strategic planning. For her services under the agreement, Mrs. Pulitzer was paid at an annual rate of $147,000 for the year 1999, and Mrs. Pulitzer will be paid at an annual rate of $156,000 in 2000. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The philosophy of the Company's executive compensation policy is to have programs which enable the Company to attract and retain key executives and promote improved corporate performance and which are directly linked to increasing stockholder value. The following guidelines have been established to carry out the Company's policy:

     a) Base salaries should be maintained at levels consistent with competitive market pay practices.

     b) Executives should have a meaningful portion of their compensation at risk.

     c) A portion of executive compensation should be tied to the performance of the Company.

     d) Executive compensation should provide long-term incentives, which align the executive's interests with those of the stockholders.

     e) Executive compensation should be subject to periodic review by the Compensation Committee.

     The Company's Compensation Committee is comprised of five directors. Michael E. Pulitzer and Robert C. Woodworth are the only members who are employees of the Company. Although members of the Company's Compensation Committee, Mr. Pulitzer and Mr. Woodworth do not intend to participate in decisions relating to their own compensation. The Committee has and intends, from time to time in the future, to utilize the services of independent compensation consultants.

EXECUTIVE COMPENSATION PROGRAM

     The Company's regular executive compensation program is comprised of the following three key components:

     Base Salary -- Base salaries for the executives named in the compensation tables (the "Named Executives") are reviewed annually by the Compensation Committee, which takes into account competitive pay levels by making comparisons with other media companies. The Company participates in an annual media compensation survey conducted by an independent compensation consultant in order to have access to statistically summarized data regarding competitive pay levels at other media companies. This survey covers more than 70 media companies that voluntarily participate, including all of the companies in the S&P Publishing-Newspaper Index. The Committee also considers (i) a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job and (ii) overall corporate performance, including operating cash flow, after tax cash flow, net income and earnings per share, without emphasizing any specific aspect. Excluding the office of Michael E. Pulitzer as Executive Chairman, for which there is no readily available survey data, collectively, the salaries of the other four Named Executives are above the 75th percentile for similar executives as reported in the survey. The Committee believes that the base salary levels are reasonable and necessary to retain these key employees.

     Annual Incentive Compensation -- The criterion for bonuses is a quantitative measure based on the actual level of operating cash flow (operating income before depreciation and amortization) compared to an operating cash flow goal established by the Committee at the beginning of the year. The Committee believes that the Company's operating cash flow performance will be reflected in stockholder values over the long term. Operating cash flow goals established for the St. Louis Post-Dispatch (the "Post-Dispatch"), other publishing segments and the consolidated Company are used as performance measurements depending upon the area(s) of responsibility of the Named Executives. Actual operating cash flows for 1999 as a percentage of the goals established for the various performance measurements ranged from 99% to 109%. As a result, for 1999, the Named Executives as a group were awarded incentive bonuses of approximately 59% of their combined stated base salaries.

     Stock Compensation -- Stock compensation for the Company is comprised primarily of stock options and restricted stock grants. These programs provide key executives with an opportunity to increase their ownership of Company stock, thereby aligning the executives' interests more closely with those of the Company's stockholders. The Compensation Committee is responsible for administering the Company's stock option and restricted stock plans. Grant levels are based on subjective judgment, taking into account individual performance, competitive practices of other media companies and the number and value of options and restricted stock held by an individual, without emphasizing any factor. No particular emphasis is placed on corporate performance in determining grant levels.

     Grants made under the stock option and restricted stock plans for 1999 to the Named Executives are reflected in the compensation table. Because PPC announced in February 1998 that it was evaluating strategic options for its broadcasting division, no grants were made under PPC's stock option and restricted stock plans for 1998 to the Named Executives. In April 1999 and, again, in December 1999, the Company granted options to all of the Named Executives. In general, the April 1999 grants were intended to make up for the PPC option grants that would otherwise have been made in the normal course at the end of 1998 or in early 1999, and the December 1999 grants were made in the normal course. The April 1999 option grant to Mr. Woodworth and a concomitant grant of restricted stock units were made in accordance with the requirements of the Company's employment agreement with Mr. Woodworth. Mr. Egger received a third option grant in 1999, in connection with his promotion to Publisher of the Post-Dispatch. He also received a restricted stock award, subject to a three-year vesting condition, in April 1999, pursuant to his employment agreement with the Company. All of the stock options were granted with an exercise price equal to the closing market price of the Common Stock on the dates of the grants, are subject to vesting conditions and, unless forfeited or terminated sooner, expire ten years from the grant dates. The aggregate value of the stock options granted to Messrs. Pulitzer, Woodworth, Ridgway, Egger and Contreras, viewed on the basis of a single year grant, was above the 75th percentile of the value of long-term incentive grants for similar executives as reported in the survey.

TRANSACTION BONUS PROGRAM

     To encourage PPC's executives, including the senior officers and managers of its broadcasting division, to use their best efforts to assist PPC in achieving its strategic objectives and to encourage those executives to remain with PPC and its broadcasting division until the consummation of the Transactions, PPC adopted a program which provided for the payment of retention awards and transaction completion bonuses. Pursuant to this program, which was formulated with the assistance of an independent compensation consultant in the spring of 1998, PPC entered into individual written agreements with certain of the Named Executives and various other executives of PPC or its broadcasting division.

     Under the agreements with each of Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway, each of them became entitled to a retention award equal to $900,000, $600,000 and $450,000, respectively, on March 18, 1999. The agreements with these individuals also provided for the payment of bonuses upon completion of the Merger. The amounts of the transaction completion bonuses were $2,090,000, $1,000,000 and $675,000, respectively. In addition, Terrance C.Z. Egger received a transaction completion bonus of $200,000 upon consummation of the Merger. The agreement for Mr. Elkins also provided for a cash separation payment of approximately $1,796,000. All of the amounts payable to Michael E. Pulitzer, and a significant portion of the amounts payable to Ronald H. Ridgway, were deferred.

DEFERRAL OF COMPENSATION

     The Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of executive compensation paid by public companies. In general, under the applicable limitations, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000 (subject to certain exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. In making compensation decisions, the Compensation Committee gives consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Deferred compensation is not taken into account in applying the deduction limitations. Accordingly, to lessen the likelihood that a portion of Michael E. Pulitzer's, Robert C. Woodworth's or any other senior executive's compensation for any year would not be deductible, the Company may require, among other things, that payment of a portion of a senior executive's bonus and other compensation be deferred. The Company deferred a total of $476,735 of Mr. Pulitzer's 1999 compensation and $389,016 of Mr. Woodworth's 1999 compensation. In addition, the Company assumed deferred compensation obligations to Michael E. Pulitzer and Ronald H. Ridgway arising prior to and in connection with the Transactions. The deferral amounts, together with earnings credited thereon, constitute unsecured obligations of the Company and will generally be paid or begin being paid following termination of employment with the Company. Although no assurance can be given, it is anticipated that the Company will make similar deferral arrangements for some or all of the otherwise limited compensation earned in the future by its executive officers.

COMPENSATION OF THE EXECUTIVE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

     The Company entered into an employment and consulting agreement dated June 1, 1999 with Michael E. Pulitzer, pursuant to which Mr. Pulitzer will serve as Executive Chairman of the Company until May 31, 2002 (unless sooner terminated by agreement), and, thereafter, as non-executive Chairman and senior advisor through May 31, 2006. Mr. Pulitzer is entitled to salary at an annual rate of $980,000 for his services as Executive Chairman, and to an annual consulting/advisory fee of $700,000 for his services as senior advisor to the Company. While he is employed as Executive Chairman, Mr. Pulitzer is eligible for a target incentive bonus opportunity of at least 40% of his salary. The bonus award for 1999 was 50% of his salary. Mr. Pulitzer's formula benefit under the Company's Supplemental Executive Benefit Pension Plan was increased from 40% to 50% of pay in conjunction with his execution of the employment and consulting agreement. His formula benefit will be increased to 55% following the termination of his employment as Executive Chairman for any reason other than termination by him without "good reason" or termination by the Company for "cause." If Mr. Pulitzer dies before May 31, 2006, his surviving spouse (if any) will be entitled to monthly payments equal to 50% of the advisory fee he would have received if he had lived. The Company utilized the services of an independent compensation consultant to develop the compensation package which was negotiated with Mr. Pulitzer.

     On April 7, 1999 and December 17, 1999, Michael E. Pulitzer received stock option grants for 139,800 shares and 75,000 shares, respectively, of Common Stock. The Company used the services of an independent compensation consultant in determining the number of shares covered by the stock option grants to Mr. Pulitzer.

     On December 18, 1998, the Company entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth serves as President and Chief Executive Officer of the Company for an initial term of three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. Mr. Woodworth is entitled to receive an annual base salary of at least $575,000 and an annual incentive bonus target of 100% of salary. Mr. Woodworth was also entitled to receive and, on April 7, 1999, did receive an initial stock option grant for 139,800 shares and a one-time restricted stock unit award for 25,080 shares, both of which are subject to certain vesting and other conditions.

If Mr. Woodworth terminates his employment for "good reason" or the Company terminates his employment without "cause, "then Mr. Woodworth will be entitled to severance equal to three years' salary plus accelerated vesting of his option and restricted stock unit awards. On December 17, 1999, Mr. Woodworth received a stock option grant for 100,000 shares of Common Stock. The Company utilized the services of an independent compensation consultant to develop the compensation package which was negotiated with Mr. Woodworth and to fix the number of shares covered by his December 17, 1999 option grant. Mr. Woodworth was also awarded an incentive bonus for 1999 equal to his target of $575,000, of which $389,016 was deferred.

     Michael E. Pulitzer, Robert C. Woodworth, William Bush, David E. Moore and James M. Snowden, Jr. comprise the Compensation Committee of the Board of Directors of the Company and, except for Mr. Woodworth, comprised the Compensation Committee of the Board of Directors of PPC. Accordingly, Mr. Woodworth's participation in this Compensation Committee report is limited to matters pertaining to the Company.

                                          Compensation Committee
                                          of the Board of Directors:

                                          MICHAEL E. PULITZER, Chairman
                                          WILLIAM BUSH
                                          DAVID E. MOORE
                                          JAMES M. SNOWDEN, JR.
                                          ROBERT C. WOODWORTH

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James M. Snowden, Jr., a member of the Company's Compensation Committee, is an Executive Vice President of Huntleigh. From November 6, 1995 through March 18, 1999, Huntleigh had a retainer relationship with PPC with respect to general financial advisory services. In addition, in December 1997, PPC entered into an engagement letter with Huntleigh pursuant to which Huntleigh acted as a financial advisor to PPC with respect to various alternatives regarding PPC's broadcasting operations. Pursuant to the letter and upon consummation of the Transactions, PPC paid Huntleigh approximately $10.1 million. PPC also agreed to reimburse Huntleigh and its affiliates, partners, directors, agents, employees and control person for certain legal and other expenses and to indemnify Huntleigh against certain liabilities, including certain liabilities under the federal securities laws. The Company intends to retain Huntleigh in the future as a financial advisor in connection with such financial matters as it deems appropriate.

     David E. Moore, a member of the Company's Compensation Committee, is a party to a consulting agreement with the Company, pursuant to which the Company paid Mr. Moore at an annual rate of $147,000 in 1999 and will pay Mr. Moore at an annual rate of $156,000 in 2000. The consulting agreement with the Company provides for automatic renewals.

     William Bush, a member of the Company's Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company intends to retain Fulbright & Jaworski L.L.P. in the future as attorneys in connection with such legal matters as it deems appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a discussion of David E. Moore and Emily Rauh Pulitzer's consulting agreements with the Company, see "Management -- Director Compensation."

     For discussion of Michael E. Pulitzer's employment and consulting agreement and Robert C. Woodworth's employment agreement with the Company, see "Compensation Committee Report on Executive Compensation -- Compensation of the Executive Chairman and the Chief Executive Officer."

     The Company entered into an employment agreement with Ronald H. Ridgway for the period beginning June 1, 1999 and ending August 31, 2001. Mr. Ridgway is entitled to receive an annual base salary of at least

$360,000 and an annual incentive bonus target of at least 40% of salary (which has been increased to 50% for fiscal year 2000). If Mr. Ridgway continues his employment with the Company through August 31, 2001 (or if his employment is terminated earlier by the Company for reasons other than "cause" or by Mr. Ridgway for "good reason"), then, among other things, Mr. Ridgway will be deemed to have retired at his normal retirement date for purposes of his entitlement to retiree benefits and he will be entitled to an unreduced benefit from the Company's Supplemental Executive Benefit Pension Plan.

     The Company also has entered into a three year employment agreement with Terrace C.Z. Egger that became effective upon consummation of the Merger. Mr. Egger is currently employed as the Publisher of the Post-Dispatch. Mr. Egger is entitled to receive an annual base salary of at least $240,000 and an annual incentive bonus target of at least 40% of salary, starting January 1, 1999 (which has been increased to 50% for fiscal year 2000). Pursuant to the agreement, Mr. Egger received a restricted stock award of 6,020 shares of Common Stock which will not vest until March 17, 2002.

     Pursuant to the terms of the late Joseph Pulitzer Jr.'s employment agreement, the Company has assumed the obligation to pay Emily Rauh Pulitzer, as the beneficiary of Joseph Pulitzer Jr.'s deferred compensation balance, a monthly annuity of $15,000 (including interest). The annuity payments to Mrs. Pulitzer are expected to terminate in 2003.

     For a discussion of the retention awards and transaction completion bonuses received from PPC by certain of the Named Executives, as well as Ken J. Elkins, see "Compensation Committee Report on Executive Compensation -- Transaction Bonus Program."

     For a discussion of the cashout and termination of all options then outstanding under PPC's 1986 and 1994 stock option plans, and the amounts paid in connection therewith to certain of the Named Executives, as well as Ken J. Elkins, see "Option Grants in Last Fiscal Year."

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation paid (inclusive of deferred amounts that would have been paid) to the five most highly compensated executive officers of the Company for 1999 (i) by PPC during the period between December 28, 1998 and March 18, 1999 and by the Company during the balance of fiscal year 1999 and (ii) by PPC during its fiscal years 1998 and 1997:

                                 PULITZER INC.
                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                            -----------------------------------------------------
                                              ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                      -----------------------------------   -------------------------   -------
                                                             OTHER ANNUAL    RESTRICTED      OPTIONS/    LTIP        ALL OTHER
     NAME AND PRINCIPAL                                      COMPENSATION   STOCK AWARDS       SARS     PAYOUTS   COMPENSATION(5)
          POSITION             YEAR   SALARY($)   BONUS($)       ($)            ($)            (#)        ($)           ($)
     ------------------        ----   ---------   --------   ------------   ------------     --------   -------   ---------------
Michael E. Pulitzer..........  1999    998,846     483,085         0                  0      214,800       0          3,019,250
  Chairman of the Board        1998    978,154     851,796         0                  0            0       0             26,905
                               1997    918,115     554,972         0                  0            0       0             37,951
Robert C. Woodworth..........  1999    566,154     575,581         0          1,000,000(3)   239,800       0            238,435
  President and Chief          1998          0     400,000(1)       0                 0            0       0                  0
  Executive Officer            1997          0           0         0                  0            0       0                  0
Ronald H. Ridgway............  1999    366,231     142,351         0                  0      106,070       0         10,397,271
  Senior Vice                  1998    339,385     153,684         0                  0            0       0             11,023
    President-Finance
                               1997    318,950     154,856         0                  0       27,500       0             13,259
Terrance C.Z. Egger..........  1999    284,443     131,393         0            240,000(4)    67,800       0            438,661
  Vice President               1998    212,308      74,400         0                  0            0       0             16,356
                               1997    174,327      68,250         0                  0        5,000       0             16,208
Mark G. Contreras............  1999    186,058     197,735(2)       0                 0       47,000       0            108,423
  Vice President               1998          0           0         0                  0            0       0                  0
                               1997          0           0         0                  0            0       0                  0

---------------
 (1) Reflects the payment to Mr. Woodworth of $200,000 as a signing bonus pursuant to the terms of Mr. Woodworth's employment agreement with the Company and $200,000 to compensate him for lost bonus opportunities with his previous employer.
 (2) Includes a signing bonus of $85,000.
 (3) Reflects the grant of 25,080 restricted stock units valued at a closing market price of $39.875 per share on April 7, 1999, the date of the award. The award will fully vest (if at all) on January 1, 2002. The Company will pay Mr. Woodworth dividend equivalents related to his restricted stock units according to the terms of the Company's normal dividend declarations. As of December 31, 1999, these units represent the only restricted units credited to Mr. Woodworth and had an aggregate value of approximately $1,011,000 based on the closing market price of the Company's Common Stock of $40.3125 per share on December 31, 1999.
 (4) Reflects the grant of 6,020 shares of restricted stock valued at a closing market price of $39.875 per share on April 7, 1999, the date of the award. The award will fully vest (if at all) on March 17, 2002. The Company will pay Mr. Egger dividends on his restricted shares according to the terms of the Company's normal dividend declarations. As of December 31, 1999, these shares represent the only restricted stock holdings of Mr. Egger and had an aggregate value of approximately $243,000 based on the closing market price of the Company's Common Stock of $40.3125 per share on December 31, 1999.
 (5) Includes (i) income related to the cashout by PPC of unexercised stock options of $9,260,750 and $215,677, respectively, in the cases of Messrs. Ridgway and Egger in connection with the Merger, (ii) PPC's payment of transaction completion and retention awards as a result of the Merger of $2,990,000, $1,125,000 and $200,000, respectively, in the cases of Messrs. Pulitzer, Ridgway and Egger, (iii) contributions to the Pulitzer Retirement Savings Plan, in the amount of $5,600, $5,600 and $5,600, respectively, in the cases of Messrs. Pulitzer, Ridgway and Egger, (iv) imputed income related to life insurance of $23,650 and $5,921, respectively, in the cases of Messrs. Pulitzer and Ridgway, (v) payment of moving expenses of $230,911 and $108,423, respectively, in the cases of Messrs. Woodworth and Contreras, (vi) the Company's payment to Mr. Woodworth of dividend equivalents aggregating $7,524 with respect to his restricted stock unit award, (vii) the Company's payment of cash dividends aggregating $1,834 on restricted stock held by Mr. Egger and (viii) income related to the vesting of stock grants issued prior to 1997 in the amount of $15,550, $11,588 and $13,134 for 1999, 1998 and 1997, respectively, in the case of Mr. Egger.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option exercises in fiscal 1999 by the named executive officers of the Company and the value of such officers' unexercised options at December 31, 1999:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1999 OPTION VALUES

                   EXERCISES DURING YEAR                                             FISCAL YEAR-END
-----------------------------------------------------------    ------------------------------------------------------------
             (A)                     (B)            (C)                    (D)                             (E)
                                                                  NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                         OPTIONS                       IN-THE-MONEY
                                   SHARES                              (SHARES)(1)                    OPTIONS($)(1)
                                 ACQUIRED ON       VALUE       ----------------------------    ----------------------------
            NAME                  EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                 -----------    -----------    -----------    -------------    -----------    -------------
Michael E. Pulitzer..........           0                0             0         214,800            0               0
Robert C. Woodworth..........           0                0             0         239,800            0               0
Ronald H. Ridgway............           0                0             0         106,070            0               0
Terrance C. Z. Egger.........           0                0             0          67,800            0               0
Mark G. Contreras............           0                0             0          47,000            0               0

---------------
(1) Computed based upon the difference between the closing price of the Company's Common Stock on December 26, 1999, the last business day of the Company's 1999 fiscal year, and the exercise price.

     Immediately prior to the Merger, PPC cashed out and terminated all options then outstanding under PPC's 1986 and 1994 stock option plans, whether or not vested. The amount paid by PPC in respect of the termination of an outstanding PPC stock option equaled the difference between the exercise price of the average daily closing price of PPC's common stock for the 10 trading days ending two trading days immediately prior to the closing the Merger. The amounts paid on March 18, 1999 to each of the Named Executives under the immediately foregoing table were: Terrance C. Z. Egger ($216,000) and Ronald H. Ridgway ($9,261,000, a portion of which was deferred). The amount paid to Ken J. Elkins on March 18, 1999 was $8,758,000.

     Pulitzer Retirement Savings Plan. The Pulitzer Retirement Savings Plan (the "Retirement Savings Plan") is a qualified profit sharing plan under Section 401(a) of the Code, and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. The Retirement Savings Plan is funded through the Company's contributions and participating employees' elective 401(k) deferrals. Generally, employees may defer through payroll deductions up to 16% of their regular salary (10% if annual salary equals or exceeds $66,000, subject to adjustment each year), but not more than the annual 401(k) limit which, for 2000, is $10,500. The Company makes annual matching contributions (limited to 2% of pay) with respect to a participating executive's elective contributions. In addition, the Company makes a $50 monthly profit sharing contribution for each participating executive.

     Pulitzer Inc. Pension Plan. The Pulitzer Inc. Pension Plan (the "Pension Plan") is a qualified defined benefit plan under Section 401(a) of the Code. In general, the Pension Plan covers only non-union employees, including the Company's executive officers. The Pension Plan provides for payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years, (ii) 1% of monthly earnings for each year of service beyond 25 years, (iii) .5% of monthly earnings in excess of "covered compensation" for each year of service up to a total of 35 years (subject to certain limitations), and (iv) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Generally, monthly earnings means the monthly average of an employee's base earnings in the specified years, covered compensation means base compensation with respect to which social security benefits are earned, and service includes prior service with PPC. Pension Plan benefits become vested upon completion of five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

     Total estimated annual retirement benefits for Michael E. Pulitzer, Robert
C. Woodworth, Ronald H. Ridgway, Terrance C.Z. Egger and Mark G. Contreras under the Pension Plan, assuming they all continue service at their most recent levels of compensation and retire at age 65 (or at the present date if older than 65), are $83,554, $42,993, $66,331, $78,617, and $81,548, respectively. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65. The table reflects the fact that the benefits provided by the Pension Plan's formula are subject to certain limitations under the Code.

                                    ESTIMATED ANNUAL PENSION BENEFITS
   ANNUAL                            FOR YEARS OF SERVICES INDICATED
COMPENSATION                 ------------------------------------------------
AT RETIREMENT                15 YRS.   20 YRS.   25 YRS.   30 YRS.   35 YRS.
-------------                -------   -------   -------   -------   --------
  $150,000.................  $30,063   $35,746   $40,008   $41,141   $ 41,752
   200,000.................   40,962    48,831    54,807    56,609     57,717
   250,000.................   48,368    61,917    69,606    72,078     73,682
   300,000.................   48,368    64,490    80,613    87,546     89,647
   350,000.................   48,368    64,490    80,613    92,485    104,358
   400,000.................   48,368    64,490    80,613    92,485    104,358
   450,000.................   48,368    64,490    80,613    92,485    104,358
   500,000.................   48,368    64,490    80,613    92,485    104,358

     Supplemental Executive Benefit Pension Plan. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the "Supplemental Plan") is an unfunded defined benefit plan which provides for the payment of a minimum annual retirement income to executive officers and other designated highly compensated employees, taking into account employer provided benefits earned under the Retirement Savings Plan and Pension Plan. The retirement pension earned by a Supplemental Plan participant, expressed as an annual single life annuity beginning at the participant's normal retirement date (age 65 and 10 years of service), is equal to 40% of the participant's final three-year average compensation multiplied by a fraction, the numerator of which is the number of the participant's years of credited service, and the denominator of which is 25. The formula percentage for Michael E. Pulitzer is 50% and, pursuant to his employment and consulting agreement, will increase to 55% following the termination of his employment as the Company's Executive Chairman. The amount of a participant's benefit, as so determined, is payable by the Company to the extent it is not covered by the employer-provided benefits payable to the participant under the Retirement Savings Plan and Pension Plan. Participants become vested in their Supplemental Plan benefits after the completion of ten years of service. Vested participants who retire between age 55 and 65 may elect to begin receiving reduced annual payments before age 65. The early retirement reduction factor may be waived in specific cases and, subject to certain conditions, will be waived upon the retirement of Ronald H. Ridgway. Subject to certain conditions, the Supplemental Plan also provided for the payment of a 50% survivor annuity to the surviving spouse of a deceased participant.

     The following table shows the estimated annual pension benefits that would be payable under the existing Supplemental Plan formula, without regard to offsets for employer-provided benefits payable under the Pension Plan and the Retirement Savings Plan to persons retiring at age 65 in the specified compensation and years-of-service classifications. The Supplemental Plan benefit is the difference between the total benefit shown in the following table and the employer-provided benefit earned under the Pension Plan and the Retirement Savings Plan. Total estimated annual retirement benefits for Michael E. Pulitzer, Robert C. Woodworth Ronald H. Ridgway, Terrance C.Z. Egger and Mark G. Contreras under the Supplemental Plan, assuming continued service at their current levels of compensation and retirement at 65 (or at the present date if older than 65), are $681,924, $205,711, $117,943, $18,086, and $0, respectively.

                                ESTIMATED ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE INDICATED
  FINAL THREE-YEAR             -------------------------------------------------------------------
AVERAGE COMPENSATION             15 YRS.       20 YRS.       25 YRS.       30 YRS.       35 YRS.
--------------------           -----------   -----------   -----------   -----------   -----------
       $150,000..............   $ 36,000      $ 48,000      $ 60,000      $ 60,000      $ 60,000
        200,000..............     48,000        64,000        80,000        80,000        80,000
        250,000..............     60,000        80,000       100,000       100,000       100,000
        300,000..............     72,000        96,000       120,000       120,000       120,000
        350,000..............     84,000       112,000       140,000       140,000       140,000
        400,000..............     96,000       128,000       160,000       160,000       160,000
        450,000..............    108,000       144,000       180,000       180,000       180,000
        500,000..............    120,000       160,000       200,000       200,000       200,000

     Deferred Compensation. The Company maintains a deferred compensation plan (the "Deferred Compensation Plan") pursuant to which its senior executive officers have been and may be required to defer annual compensation to the extent necessary to avoid the $1 million executive compensation deduction limitation of Section 162(m) of the Code. The Deferred Compensation Plan also permits eligible executives to make elective compensation deferrals. Amounts deferred under the Deferred Compensation Plan are credited with earnings currently based on the one-year treasury bill rate in effect at the beginning of each year. It is anticipated that, in the future, earnings credits will be based on investment elections made by participants and that the Company's obligations to pay the deferral amounts plus earnings credits will be funded through a trust. Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway are the Named Executives who currently participate in the Deferred Compensation Plan. As of December 26, 1999, the total amount of the deferred compensation obligations to Messrs. Pulitzer, Woodworth and Ridgway is approximately $5,885,303, $389,016, and $1,931,415, respectively. These compensation deferrals represent an unsecured obligation of the Company and, in general, will be paid or begin being paid following termination of employment with the Company.

     Split Dollar Life Insurance Agreements. In December 1996, PPC entered into so-called split dollar life insurance agreements in connection with life insurance policies issued on the lives of Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway. In accordance with the Merger Agreement, these agreements and the related collateral assignments, were assumed by and assigned to the Company. As currently in force, these agreements require the Company to make annual premium deposits to the policies and give the Company an economic interest in the policies. In 1999, the Company made premium payments pursuant to these agreements (subject to recoupment in whole or in part) of $822,700, and it is anticipated that the Company will make annual premium payments under these agreements (subject to future recoupment in whole or in part) of $660,000 for up to eight more years and of $375,000 in the year thereafter. The Company is entitled to receive the value of its interest in each policy upon the death of the insured executive or, if applicable, the death of the survivor of the executive and his spouse. The Company's interest in each policy is secured by a collateral assignment of the policy.

     Other Insurance Benefits. The Company provides an insurance benefit program to certain of its executive officers and key employees with group life, accidental death and dismemberment and long-term liability insurance coverage in addition to the group life and accidental death and dismemberment insurance coverage maintained by the Company for all its employees. The executive group life insurance benefit is based upon a multiple of pay, subject to a maximum death benefit of $250,000. Upon retirement, the executive group life insurance coverage is reduced to $50,000. The accidental death and dismemberment coverage equals the amount of the group life insurance benefit and terminates upon retirement. The Company's long-term disability insurance coverage provides a salary replacement equal to 60% of total compensation, subject to a maximum monthly benefit payment of $10,000. Benefits are payable after the ninetieth day of total disability and continue for the duration of the disability or until age
65. Executives who became disabled after age 60 are entitled to reduced benefits. Benefits are integrated with other sources of disability income, such as Social Security Disability Income.

     For a discussion of employment and other agreements with the Named Executives, see "Compensation Committee Report on Executive
Compensation -- Compensation of the Executive Chairman and the Chief Executive Officer" and "Compensation Committee Interlocks and Insider
Participation -- Certain Relationships and Related Transactions."

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        (PULITZER INC., S&P 500 INDEX, S&P PUBLISHING (NEWSPAPER) INDEX)

                                 PULITZER INC.
                          RELATIVE MARKET PERFORMANCE
                 TOTAL RETURN MARCH 19, 1999-DECEMBER 31, 1999

                                  [LINE GRAPH]

                                                                          QUARTERS ENDING
                                                                ------------------------------------
COMPANY/INDEX                                       BASE        MAR 99    JUN 99    SEP 99    DEC 99
-------------                                      PERIOD       ------    ------    ------    ------
                                                 19 MARCH 99
                                                 -----------
PULITZER INC.................................        100        95.15     114.65    107.63     95.82
S&P 500 INDEX................................        100        99.01     105.98     99.37    114.15
S&P PUBLISHING (NEWSPAPER)-INDEX.............        100        96.65     114.40    118.13    138.30

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) beginning on March 19, 1999, when the Company's Common Stock was first traded on the New York Stock Exchange, and for each calendar quarter ended thereafter for the Company, the S&P 500 Index and the S&P Publishing (Newspaper) Index is based on the stock price or composite index at March 19, 1999.

     The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P Publishing (Newspaper) Index with the investment weighted on market capitalization. Companies included in the S&P Publishing (Newspaper) Index are: (i) Dow Jones & Company, Inc., (ii) Gannett Co., Inc.,
(iii) Knight-Ridder, Inc., (iv) The New York Times Company, (v) The Times Mirror Company and (vi) Tribune Company.

                              PROPOSAL NUMBER TWO
                 APPROVAL OF AN AMENDMENT TO THE PULITZER INC.
                       1999 EMPLOYEE STOCK PURCHASE PLAN

     On January 21, 2000, the Board of Directors unanimously adopted, subject to stockholder approval at the 2000 Annual Meeting of Stockholders, an amendment to the Pulitzer Inc. 1999 Employee Stock Purchase Plan (the "Employee Purchase Plan"). The amendment eliminates the requirement that employees complete one year of employment with the Company or its subsidiaries in order to become eligible to participate in the Employee Purchase Plan. The amendment also incorporates the Internal Revenue Code requirements for stockholder approval of subsequent Employee Purchase Plan amendments. In effect, the Board of Directors would be allowed to modify eligibility conditions without stockholder approval unless the modifications would affect the corporations (or class of corporations) whose employees are eligible to participate in the Employee Purchase Plan.

     The principal features of the Employee Purchase Plan, as modified by the amendment, are summarized below. The full text of the Employee Purchase Plan, including the proposed amendment thereto, is set forth in Appendix A to the Proxy Statement and the following discussion is qualified by reference thereto.

     The Employee Purchase Plan allows eligible employees to authorize payroll deductions for the periodic purchase of the Company's Common Stock at a price generally equal to 85% of the Common Stock's fair market value. The closing price of the Company's Common Stock on April 3, 2000 was $39.9375.

     In general, all employees of the Company and its subsidiaries are eligible to participate in the Employee Purchase Plan. If the proposal to approve the amendment is approved, employees will become eligible when they are hired (instead of having to complete at least one year of employment as was the case prior to the amendment). For this purpose, a subsidiary is any corporation at least 50% of the stock of which is owned directly or indirectly by the Company. Non-employee directors and employees of non-corporate affiliates are not eligible to participate in the Employee Purchase Plan.

     Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 300,000 shares of its Common Stock under the Employee Purchase Plan. Shares sold under the Employee Purchase Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Employee Purchase Plan.

     Participation in the Employee Purchase Plan is completely voluntary. Employees who choose to enroll in the Employee Purchase Plan must designate the portion of their base cash compensation (limited to 10%) to be withheld during each Employee Purchase Plan offering period. Unless changed, an offering period is each three-month calendar quarter. An employee's payroll deductions are adjusted downward or refunded to the extent necessary to ensure that he or she does not purchase during any calendar year Common Stock that has a fair market value greater than $25,000 (determined under the rules of the Internal Revenue Service).

     The amount of an employee's payroll deductions under the Employee Purchase Plan is credited to an account maintained in the employee's name. At the end of each offering period, the amount credited to a participant's account is applied to the purchase of shares of Common Stock from the Company at a price equal to 85% of the fair market value of the Common Stock at that time.

     An employee may elect to terminate his or her participation during an offering period. An employee's participation automatically terminates upon the termination for any reason of his or her employment with the Company and its subsidiaries. Upon termination of participation, payroll deductions cease and the amount credited to the participant's account (representing previous uninvested payroll deductions) is paid in cash to the participant (or the participant's beneficiary). A participant who voluntarily withdraws from the Employee Purchase Plan during an offering period may re-enroll for any subsequent offering period for which he or she is an eligible employee.

     The Employee Purchase Plan is administered by the Compensation Committee. Subject to the provisions of the Employee Purchase Plan, the Compensation Committee, acting in its sole and absolute discretion, has full power and authority to construe, interpret and apply the terms of the Employee Purchase Plan. The Board of Directors may amend or terminate the Employee Purchase Plan at any time. Stockholder approval is required for amendments that increase the number of shares of Common Stock that may be sold under the Employee Purchase Plan. If the proposed Employee Purchase Plan amendment is approved, future amendments that modify corporations (or class of corporations) whose employees are eligible to participate will also be subject to stockholder approval. Prior to the proposed amendment, the Employee Purchase Plan provided that any amendment that modified the class of persons eligible to participate in the Employee Purchase Plan would be subject to the approval of the Company's stockholders.

     The Employee Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Amounts withheld from an employee's pay under the Employee Purchase Plan constitute ordinary income as if such amounts had been paid outright to the employee. No income is realized by an employee at the end of an offering period when shares of Common Stock are purchased with the amount in the employee's payroll deduction account. Income or loss is realized when shares acquired under the Employee Purchase Plan are sold or otherwise disposed of by the employee. In general, if the sale or other distribution occurs more than two years after the date the shares are purchased, then gain realized on the sale or other disposition in an amount up to the 15% purchase price discount will be taxable as ordinary income and the balance of the gain, if any, will be treated as long-term capital gain. If the sale or other disposition occurs within said two-year period, then the gain realized will be treated as ordinary income in an amount up to the excess of the fair market value of the shares at the end of the offering period (i.e., when the shares are acquired) in which they were acquired over the purchase price paid for the shares, and the Company will be entitled to a corresponding deduction. The remaining gain, if any, will be treated as capital gain.

     The Employee Purchase Plan is not qualified under Section 401(a) of the Code.

     It is not possible at this time to determine who may elect to participate in the Employee Purchase Plan in the future. Such election will be made by each eligible participant. Michael E. Pulitzer is not eligible to participate in the Employee Purchase Plan.

     As of December 26, 1999, 4,944 shares have been issued under the Plan. The following table shows the number of shares issued under the Plan to the persons and groups named below in the fiscal year ended December 26, 1999 and the "Dollar Value" of those shares. The "Dollar Value" is the difference between the fair market value of the Common Stock on the dates of purchase and the participant's purchase price.

                                                                NUMBER OF SHARES    DOLLAR
                     NAME AND POSITION                               ISSUED          VALUE
                     -----------------                          ----------------    -------
Michael E. Pulitzer, Chairman of the Board..................             0          $     0
Robert C. Woodworth, President and Chief Executive
  Officer...................................................             0                0
Ronald H. Ridgway, Senior Vice President -- Finance.........            47              318
Terrance C.Z. Egger, Vice President.........................           187            1,271
Mark G. Contreras, Vice President...........................             0                0
Corporate Officers as a Group...............................           345            2,353
Non-Officer Employee Group..................................         4,599           31,342

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE PULITZER INC. 1999 EMPLOYEE STOCK PURCHASE PLAN.

                             PROPOSAL NUMBER THREE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Deloitte & Touche LLP served as the independent auditors for the Company for its 1999 fiscal year and will serve in that capacity for the Company for the 2000 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 2001 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 8, 2000, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. Whether or not you expect to attend the meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

                                          By Order of the Board of Directors

                                          JAMES V. MALONEY
                                          Secretary

Dated: April 10, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER INC., ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

                                                                      APPENDIX A

     Below is the text of the Company's 1999 Employee Stock Purchase Plan as proposed to be amended pursuant to Proposal No. 2. The language proposed to be added to the 1999 Employee Stock Purchase Plan is set forth in bold print, and the language proposed to be deleted is set forth in brackets.

                                 PULITZER INC.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Plan is to provide eligible employees of the Company and its Subsidiaries with a convenient way to acquire shares of the Company's Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code, and the Plan will be interpreted and construed accordingly.

     2. Definitions. Wherever used herein, the masculine includes the feminine, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context.

     (a) "Account" means the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as it now exists and is hereafter amended.

     (d) "Committee" means the administrative committee appointed by the Board to administer the Plan.

     (e) "Common Stock" means the common stock of the Company, $.01 par value per share.

     (f) "Company" means Pulitzer Inc., a Delaware corporation, and any successor corporation.

     (g) "Compensation" means the base cash compensation paid by the Company or a Subsidiary to a Participant which is required to be reported as wages on the Participant's Form W-2, including such additional amounts which are not includable in gross income by reason of Sections 125, 402(e) or 402(h)(1)(B) of the Code, and excluding any bonuses, overtime pay, expense allowances and other irregular payments (except commissions).

     (h) "Employee" means an individual who performs services for the Company or a Subsidiary in an employer-employee relationship. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

     (i) "Enrollment Date" means the first day of an Offering Period.

     (j) "Exercise Date" means the last business day of an Offering Period.

     (k) "Fair Market Value" means the closing sale price per share of the Common Stock as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale on such date, on the next preceding date.

     (l) "Offering Period" means the calendar quarter beginning April 1, 1999 or such later date as established by the Committee, and each calendar quarter thereafter; provided, however, that the Committee shall have the power to change the duration of Offering Periods and the commencement dates thereof without stockholder approval if such change is announced to Employees at least five days prior to the scheduled beginning of the first Offering Period resulting from such change.

     (m) "Participant" means any Employee for whom an Account is maintained under the Plan.

     (n) "Subsidiary" means a corporation 50% or more of the total combined voting power of which is owned directly or indirectly by the Company as described in Section 424(f) of the Code.

     3. Stock Subject to the Plan. Subject to the provisions of Section 11 hereof, the Company may issue and sell a total of 300,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder.

     4. Administration. The Plan will be administered by a committee consisting of at least two directors appointed by and serving at the pleasure of the Board. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     5. Eligibility and Enrollment. An Employee will be eligible to become a Participant in the Plan on the Enrollment Date [coincident with or next following the date he or she completes one year of employment with the Company or a Subsidiary]. An eligible Employee will become a Participant for an Offering Period by completing a Plan enrollment form authorizing payroll deductions and filing it with the Company prior to the Offering Period. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding any provisions of the Plan to the contrary, no Employee may be granted the right to purchase Common Stock under the Plan if and to the extent that:

     (a) immediately after the grant, such Employee would directly or indirectly own stock and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (determined in accordance with Section 424(d) of the Code); or

     (b) the Employee's right to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or a Subsidiary would accrue at a rate which exceeds $25,000 in fair market value (determined at the time of grant) for each calendar year in which such right is outstanding.

     6. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she must elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election; provided, however, that no more than 10% of a Participant's Compensation may be withheld under the Plan on any pay date, and provided further that the Committee, acting in its discretion and in a uniform and nondiscriminatory manner, may establish a minimum required amount or percentage of Compensation which must be withheld during an Offering Period. All payroll deductions made for a Participant shall be credited to the Participant's Account. Interest shall not accrue on any amounts credited to a Participant's Account. The rate of a Participant's contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe.

     7. Purchase of Shares. On each Exercise Date, the amount credited to a Participant's Account shall be used to purchase a whole number of shares of Common Stock, the number of which will be determined by dividing the amount credited to the Participant's Account by the purchase price per share. Any amount remaining in the Participant's Account will be converted to a fractional share unless the Committee, acting, in its discretion, determines that fractional shares will not be credited to Participants under the Plan, in which event, subject to the Participant's continuing withdrawal right, such amount will be credited to the Participant's Account as of the beginning of the next Offering Period. Subject to Section 11 of the Plan, the purchase price per share will be equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously purchased for all Employees under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares will be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

     8. Discontinuance and Withdrawal of Contributions; Change of Rate of Payroll Deductions.

     (a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that he or she wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his or her Account at any time during an Offering Period except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions will be permitted during that Offering Period by the withdrawing Participant.

     (b) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable after the Company's receipt of the new enrollment form.

     9. Termination of Employment. Any Participant whose employment with the Company and its Subsidiaries is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant's Account during the Offering Period will be returned to the Participant or, in the case of a deceased Participant, to the Participant's beneficiary, as soon as practicable after the Participant's termination of employment.

     10. Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for if all or a portion of the purchase price is being paid in installments). The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

     11.  Capital Changes, Reorganization, Sale.

     (a) Adjustments Upon Changes in Capitalization. The number and class of shares of Common Stock which may be issued under the Plan, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

     (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant will be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant's Account which is not used to purchase Common Stock before the

Exchange Transaction will be distributed to the Participant. Notwithstanding the preceding sentence, (1) if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock will be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (2) the Committee, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

     (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

     (d) Fractional Shares. In the event of any adjustment in the number of shares of Common Stock covered by any right pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such right will cover only the number of full shares of Common Stock resulting from the adjustment.

     (e)  Determination of Board to be Final.  All adjustments under this
Section 11 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     12. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that, ANY AMENDMENT WHICH WOULD MODIFY THE CORPORATIONS OR CLASS OF CORPORATIONS WHOSE EMPLOYEES ARE ELIGIBLE TO PARTICIPATE IN THE PLAN OR, except as otherwise provided in Section 11 hereof, [any amendment which would] increase the aggregate number of shares of Common Stock which may be issued under the Plan [or modify the class of persons eligible to participate in the Plan] shall be subject to the approval of the Company's stockholders IF AND TO THE EXTENT SUCH APPROVAL IS REQUIRED BY APPLICABLE LAW.

     13. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant's lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant's Account in the event of the Participant's death during an Offering Period. A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant's death, the Participant's estate will be deemed to be his or her designated beneficiary.

     14. No Rights Conferred. Nothing contained in the Plan shall be deemed to give any individual any right to be retained in the service or employ of the Company and its Subsidiaries or to interfere with the right of the Company and its Subsidiaries to discharge him or her at any time.

     15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     16. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     17. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws provisions.

     18. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     19. Stockholder Approval. The Plan shall be effective upon its adoption by the Board, subject to approval by the stockholders of the Company within twelve months from the date of adoption by the Board.

                                     PROXY

                                 PULITZER INC.

             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2000

Michael E. Pulitzer and David E. Moore, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the "Company") held of record by the undersigned on March 31, 2000, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on May 17, 2000, at the St. Louis Art Museum Auditorium, Forest Park, St. Louis, Missouri 63110, and at any adjournment thereof.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signor acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 17, 2000, the Proxy Statement of the Company, each dated April 10, 2000, and the Company's Annual Report for the fiscal year ended December 26, 1999, each of which has been furnished herewith.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------



--------------------------------------------------------------------------------
        FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL



               ELECTRONIC DELIVERY OF NEXT YEAR'S PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to receive these materials on-line. To sign up for this optional service, visit:
http://www.econsent.com/ptz

[X] PLEASE MARK YOUR VOTES AS IN
    THIS EXAMPLE

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSALS 2 AND 3


                                                     FOR all nominees listed below      WITHHOLD AUTHORITY
                                                      (except as indicated to the     to vote for all nominees
                                                             contrary below)               listed below

1  PROPOSAL NO. 1 -- ELECTION OF CLASS B                      [     ]                        [     ]
   DIRECTORS

   NOMINEES:     01 - William Bush, 02 - Michael E. Pulitzer
                      and 03 - Ronald H. Ridgway.

   INSTRUCTION:  To withhold authority to vote for any
                 individual nominee, write that nominee's name on the line set forth below.

---------------------------------------------------------

                                            FOR     AGAINST   ABSTAIN
2. PROPOSAL NO. 2 -- APPROVAL OF THE        [  ]      [  ]      [  ]
   AMENDMENT TO THE PULITZER INC. 1999
   EMPLOYEE STOCK PURCHASE PLAN.
                                            FOR     AGAINST   ABSTAIN
3. PROPOSAL NO. 3 -- RATIFICATION OF THE    [  ]      [  ]      [  ]
   APPOINTMENT OF DELOITTE & TOUCHE LLP
   AS INDEPENDENT AUDITORS OF THE
   COMPANY FOR THE 2000 FISCAL YEAR.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY TO VOTE SHARES OF COMMON STOCK OF THE COMPANY HERETOFORE GIVEN BY THE UNDERSIGNED.


SIGNATURE(S) ______________________________________ DATE ____________

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. EACH JOINT OWNER SHOULD SIGN.
      EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE.




--------------------------------------------------------------------------------
       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

                                 PULITZER INC.


Dear Stockholder:


Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

To vote your shares by these means, please use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephone vote before 12:00 a.m. on May 16, 2000.


     1.   To vote over the Internet:

          * Log on the Internet and go to the web site http://www.eproxyvote.com/ptz

     2.   To vote by Telephone:

          *  On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

          *  Outside of the U.S. and Canada call 201-536-8073


     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.


     If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.



                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.